EXHIBIT 99.1

TPT Global Tech Executes MOU Proposing to Acquire 60% Stake in Tekmovil

The Acquisition will Provide Additional Opportunities to Launch VuMe Super App Across 16 Countries in the Americas

SAN DIEGO, CA / ACCESSWIRE / August 25, 2023 / TPT Global Tech, Inc. ("TPT or TPT Global Tech") (OTC:TPTW) www.tptglobaltech.com, a leading technology company located in San Diego, CA, announces that it has entered into a Memorandum of Understanding (MOU) proposing to acquire 60% ownership of telecommunications companies Tekmovil LLC and Tekmovil Holdings, LLC (collectively "Tekmovil") headquartered in Miami, Florida. TPT believes that this acquisition will help provide additional opportunities to launch the VuMe Super App of TPT's subsidiary VüMe, LLC ("Vume") across 16 countries in the Americas.

Important to this proposed acquisition is the potential integration of the VüMe Super App into mobile phones distributed by Tekmovil. By harnessing TPT Global Tech's technological experience and knowledge and Tekmovil's distribution network, TPT believes users across these 16 countries can anticipate an unparalleled content experience.

TPT created VüMe by reimagining messaging, broadcasting, and social media, blending elements of leading social apps with dynamic live streaming and integrated e-commerce functionalities. From social interactions to live TV broadcasting and in-app purchases, users will be empowered to navigate an all-encompassing content journey.

It is envisioned that Tekmovil will embed the VüMe Super App into mobile phones distributed across Latin American countries. TPT believes that this integration helps users access a diverse range of content, creating a truly immersive and interactive digital landscape.

Tekmovil, we believe, will gain real-time access to the VüMe backend dashboard, providing insights into performance, usage statistics, and real-time revenue generated from TV broadcast services and in-app purchases. Tekmovil generated in the last twelve months through June 30, 2023 approximately $210 million in revenues (unaudited).

Highlighted proposed terms for the 60% acquisition are that two payments totaling $40 million will be made. The initial payment, amounting to up to $20 million can be made, at the election of the Tekmovil shareholders either in cash or through TPT Global Tech Series E Preferred Shares, but no less than $10 million in cash paid by October 31, 2023, unless extended by Tekmovil shareholders, is required to close. Any balance on the first payment may be in the form of a promissory note to be settled on or before March 31, 2024, using the proceeds generated from TPT's proposed public offering. The second payment of $20 million, at the election of the Tekmovil shareholders, can be made either in cash or through TPT Global Tech Series E Preferred Shares. The finalization of these payments is proposed to occur by March 31, 2024, unless extended by Tekmovil shareholders. It is also proposed that up to $80 million of additional funds raised through TPT's public offering will be used to assist in the restructuring of senior debt of Tekmovil through intercompany loans. The proposed intercompany loans will include a 5-year term, with provisions for accelerated repayment to TPT.

TPT is proposing to provide Tekmovil shareholders, a security interest to secure that all conditions of the proposed acquisition agreement are satisfied.

"Stephen J. Thomas III CEO at TPT Global Tech, stated, "We believe our proposed acquisition is a pivotal step in revolutionizing mobile content engagement. By unifying our strengths, we believe we're poised to deliver an unparalleled experience that fuses communication, entertainment, and commerce. For our VuMe launch in Latin America, we believe this proposed acquisition creates immediate distribution channels and potential partnerships with some of the largest Mobile Carriers and Big Box stores in Latin America"

"Oscar Rojas CEO at Tekmovil, remarked, "We believe this proposed acquisition is excellent for the mobile content landscape. We're thrilled to collaborate with TPT Global Tech and VüMe to create a dynamic and comprehensive mobile content ecosystem across the Americas."

About TPT Global Tech: www.tptglobaltech.com

TPT Global Tech, Inc. is a technology holding company based in San Diego, California. It was formed as the successor of two U.S. corporations, Ally Pharma US and TPT Global, Inc. The Company operates in various sectors including media, telecommunications, Smart City Real Estate Development, and the launch of the first super App, VuMe technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. They offer software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration features.

About VüMe: www.vumelive.com

VüMe LLC, a subsidiary of TPT Global Tech, specializes in mobile app development. The VüMe super app integrates messaging, broadcasting, and social media elements with live streaming and e-commerce functionalities.

About Tekmovil: www.tekmovil.com

Founded by leading executives of the U.S. and Latam Telecommunications industry with decades of experience, Tekmovil helps smartphone and other consumer electronics brands enter, gain, and maintain share in the Latin American and North American markets. Tekmovil started operations in Mexico in 2018 and has expanded to 15 other countries and is now the largest smartphone distributor for official channels in Latin America.

For more information about TPT Global Tech and its subsidiaries, please visit www.tptgloabltech.com.

For media or Investment inquiries, please contact: Rick@tptglobaltech.com

SOURCE: TPT Global Tech, Inc.